SILVER STANDARD RESOURCES INC.
RESTRICTED SHARE UNIT PLAN

SILVER STANDARD RESOURCES INC.
RESTRICTED SHARE UNIT PLAN
ARTICLE 1
PREAMBLE AND DEFINITIONS

1.1.	Title
The Plan herein described shall be called the “Restricted Share Unit Plan”.

1.2.	Purpose
The Plan has been established:

(a)	to provide a greater alignment of interests between Designated Participants and shareholders of the Company;

(b)	to provide a compensation mechanism for Designated Participants that appropriately reflects the responsibility, commitment and risk accompanying their management roles;

(c)	to assist the Company to attract and retain employees with experience and ability; and

(d)	to allow Designated Participants to participate in the success of the Company.

1.3.	Definitions
As used in the Plan, the following terms have the following meanings:

(a)	“Acquiror” has the meaning ascribed thereto in Section 8.1.

(b)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (British Columbia).

(c)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” means any grounds at common law for which an employer is entitled to dismiss an employee summarily, and includes, without limitation, the following:

(i)	the breach by the Designated Participant of a material term of his employment agreement (if any) with the Company or a Related Entity of the Company;

(ii)	the repeated and demonstrated failure by the Designated Participant to perform the material duties of his position in a competent manner;

(iii)
the conviction of the Designated Participant for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company or a Related Entity of the Company;

(iv)	the failure by the Designated Participant to act honestly or in the best interests of the Company or a Related Entity of the Company;

(v)	the failure by the Designated Participant to comply with any Company rules or policies of a material nature;

(vi)
the failure by the Designated Participant to obey reasonable instructions provided to him in the course of employment, within five calendar days after receiving written notice of such disobedience from the Company or a Related Entity of the Company; or

(vii)	any actions or omissions on the part of the Designated Participant constituting gross misconduct or negligence resulting in material harm to the Company or a Related Entity of the Company.

(f)	“Change of Control” means the occurrence of one or more of the following events:

(i)
individuals who, as of the date on which Restricted Share Units are granted to the relevant Designated Participant, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after such date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any Election Contest or proxy contest, shall be deemed an Incumbent Director;

(ii)
any change in the holding, direct or indirect, of shares in the capital of the Company as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (British Columbia), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than 50% of the votes attaching to all shares of the Company which may be cast to elect directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions of Company Voting Securities:

A.	by the Company or any subsidiary;

B.	by any employee benefit plan sponsored or maintained by the Company or any subsidiary;

C.	by any underwriter temporarily holding securities pursuant to an offering of such securities;

D.	pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)); or

E.
from the Company pursuant to a transaction (other than one described in paragraph (iii)), if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) shall not constitute a Change of Control under this paragraph (ii);

(iii)
the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination:

A.
Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, securities into or for which such Company Voting Securities were converted or exchanged pursuant to such Business Combination) represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of (1) the entity resulting from such Business Combination (the “Surviving Entity”), or (2) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent Entity”);

B.
no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity) is the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); or

C.
at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;
(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	the approval by the Board or shareholders of the Company of a complete liquidation or dissolution of the Company;

(v)
a sale or other disposition of all or substantially all of the property or assets of the Company, other than to an affiliate within the meaning of the Securities Act (British Columbia) or pursuant to a Non-Qualifying Transaction; or

(vi)	any determination by the majority of Incumbent Directors of the Company that a Change of Control has occurred.

(g)	“Committee” means the Compensation Committee of the Board, or such other committee or persons (including the Board) as may be designated from time to time to administer the Plan.

(h)	“Company” means Silver Standard Resources Inc. and its successors and assigns.

(i)	“Designated Participant” means each employee of the Company or a Related Entity of the Company to whom Restricted Share Units are granted pursuant to Section 4.1.

(j)
“Disability” means, in the case of a Designated Participant who is a member of a long-term disability plan of the Company or a Related Entity of the Company, the Designated Participant’s physical or mental long-term inability to substantially fulfill his duties and responsibilities on behalf of the Company or, if applicable, a Related Entity of the Company in respect of which the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under such long-term disability plan of the Company or a Related Entity of the Company and, in the case of a Designated Participant who is not a member of a long-term disability plan of the Company or a Related Entity of the Company, a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee.

(k)
“Good Reason,” for Participants who are not U.S. Participants, means “Good Reason” as defined in the employment agreement, if any, between the relevant Designated Participant and the Company or a Related Entity of the Company and, if there is no such definition or agreement, “Good Reason” will arise within 12 months following a Change of Control where the Designated Participant was induced by the actions of the employer to resign or terminate his employment other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Designated Participant’s written consent, such resignation to be effective only if the Designated Participant has provided 10 days’ written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within such 10-day period:

(i)
a materially adverse change in the Designated Participant’s position, duties, or responsibilities other than as a result of the Designated Participant’s physical or mental incapacity which impairs the Designated Participant’s ability to materially perform the Designated Participant’s duties or responsibilities as confirmed by a physician;

(ii)	a materially adverse change in the Designated Participant’s reporting relationship that is inconsistent with the Designated Participant’s title or position;

(iii)	a reduction by the employer of the base salary of the Designated Participant;

(iv)	a reduction by the employer in the aggregate level of benefits made available to the Designated Participant; or

(v)	the relocation by the employer of the Designated Participant’s principal office by more than 50 miles from the location where the Designated Participant worked when the Change of Control occurred.
For U.S. Participants, “Good Reason” has the meaning set forth in Appendix A hereto.

(l)
“Market Value” of a Vested Restricted Share Unit or a Share on any date means the volume weighted average trading price of the Shares on the Stock Exchange (or any other stock exchange on which the majority of the volume of trading of the Shares has occurred over the relevant period) over the five trading days on which a board lot of Shares was traded immediately preceding such date, calculated by dividing the total value of all such trades by the total volume of Shares so traded; provided that, if the Shares are not listed and posted for trading on any stock exchange at the time such calculation is to be made, the “Market Value” shall be the market value of a Vested Restricted Share Unit or a Share, as the case may be, as determined by the Committee in good faith.

(m)	“Plan” means this Restricted Share Unit Plan, including any schedules or appendices hereto, all as amended or amended and restated from time to time.

(n)	“Redemption Date” for a Vested Restricted Share Unit means the date which is five business days after the Vesting Date for such Vested Restricted Share Unit.

(o)	“Related Entity” means an Affiliate or a “subsidiary” of the Company as defined in the Business Corporations Act (British Columbia).

(p)	“Restricted Share Unit” means an unfunded and unsecured right granted to a Designated Participant to receive one or more payments, subject to restrictions

(including without limitation a requirement that the Designated Participant remain continuously employed for a specified period of time), in accordance with the provisions of the Plan.

(q)	“Restricted Share Unit Account” has the meaning ascribed thereto in Section 5.1.

(r)
“Retirement” means the retirement of the Designated Participant from employment with the Company or a Related Entity of the Company on or after age 65, and “retires” shall have a corresponding meaning. The determination of whether a Designated Participant has retired shall be at the sole discretion of the Committee.

(s)	“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder as in effect from time to time.

(t)	“Share” means a common share of the Company and includes any rights attached thereto which trade therewith.

(u)	“Stock Exchange” means the Toronto Stock Exchange.

(v)	“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

(w)	“Termination Date” means:

(i)	in the case of the death of a Designated Participant, the date of death;

(ii)
in the case of the Retirement of a Designated Participant, the date on which the Designated Participant retires in accordance with the normal retirement policies of the Company or a Related Entity of the Company, as the case may be;

(iii)	in the case of the Disability of a Designated Participant, the date on which:

A.
the Designated Participant commences receiving, or is eligible to receive, long-term disability benefits under a long-term disability plan of the Company or a Related Entity of the Company, as the case may be; or

B.
if a Designated Participant is not a member of a long-term disability plan of the Company or a Related Entity of the Company, the date that the Designated Participant has suffered a physical or mental impairment that prevents the Designated Participant from engaging in any employment for which the Designated Participant is reasonably suited by virtue of the Designated Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Designated Participant’s lifetime, as determined by the Committee; and

(iv)	in the case of any other termination of employment of a Designated Participant, the date of termination;
provided that, if any date determined in accordance with the foregoing provisions is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding the date otherwise determined.

(x)	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which at least a board lot of Shares is traded.

(y)	“U.S. Participant” means a Designated Participant who is a United States citizen or a United States resident alien as defined under United States Internal Revenue Code §7701(b).

(z)
“Vested Restricted Share Units” means the Restricted Share Units that have so vested in accordance with the provisions of the Plan. [NTD: This term was previously undefined in the RSU Plan as Section 6.3 was not included.]

(aa)
“Vesting Date” means each date on which Restricted Share Units granted to a Designated Participant under Section 4.1, and dividend equivalent Restricted Share Units awarded to the Designated Participant in respect of such Restricted Share Units under Section 5.2, shall vest as determined by the Committee, in its sole discretion, in connection with such grant; provided, however, that except as the Committee may otherwise determine in its discretion either at the time of grant of any Restricted Share Units or thereafter, no Restricted Share Units shall vest on any date that would otherwise be a Vesting Date unless the relevant Designated Participant is an employee of the Company or a Related Entity of the Company on such date.

ARTICLE2
CONSTRUCTION AND INTERPRETATION

2.1.	Gender, Singular, Plural
In the Plan, references to the masculine gender include the feminine gender and references to the singular include the plural and vice versa, as the context shall require.

2.2.	Severability
If any provision of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part of any provision thereof.

2.3.	Headings, Articles, Sections
Headings used in the Plan are for reference purposes only and do not limit or extend the meaning of the provisions of the Plan. A reference to an Article, Section or Schedule shall, except where expressly stated otherwise, mean an Article, Section or Schedule of the Plan, as applicable.

2.4.	Governing Law
The Plan shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any actions, proceedings or claims in any way relating to the Plan shall be commenced in the courts of the Province of British Columbia and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any such action, proceeding or claim. The Company, each Designated Participant and his estate, if applicable, hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

2.5.	References to Statutes, etc.
Any reference to a statute, regulation, rule, instrument or policy statement shall refer to such statute, regulation, rule, instrument or policy statement as it may be amended, replaced or re-enacted from time to time.
ARTICLE 3
EFFECTIVE DATE

3.1.	Effective Date
The Plan, as amended from time to time, is adopted with effect from August 5, 2010.
ARTICLE 4
RESTRICTED SHARE UNIT GRANTS

4.1.	Grants of Restricted Share Units
The Committee may grant Restricted Share Units to such employees of the Company or a Related Entity of the Company in such numbers as may be determined by the Committee in its sole discretion with effect from such dates as the Committee may specify.

4.2.	Vesting Provisions
The Committee shall, in its sole discretion, determine the Vesting Dates and the proportion of Restricted Share Units to vest on each such Vesting Date applicable to each grant of Restricted Share Units under Section 4.1 at the time of such grant. Unless otherwise specified herein or determined by the Committee, Restricted Share Units granted to a Designated Participant under Section 4.1 shall vest, as to one-third of the number of such Restricted Share Units, on each of the first, second and third anniversaries of the date on which they were granted, subject to the Designated Participant’s continued employment with the Company or a Related Entity of the Company. Dividend equivalent Restricted Share Units awarded to a Designated Participant under Section 5.2 shall vest with the Restricted Share Units in respect of which they were credited to the Designated Participant’s Restricted Share Unit Account.

4.3.	Notice of Award; Acknowledgement
The Company shall provide each Designated Participant notice of an award of Restricted Share Units promptly after the Committee acts to award the Designated Participant any Restricted Share

Units. If required by the Company, the Designated Participant may be required to return an acknowledgement of such award in such form as required by the Company.

4.4.	No Certificates
No certificates shall be issued with respect to Restricted Share Units. All records relating to the Restricted Share Units shall be maintained in the Company’s electronic compensation plan system.
ARTICLE 5
ACCOUNTS AND DIVIDEND EQUIVALENTS

5.1.	Restricted Share Unit Account
An account, to be known as a “Restricted Share Unit Account”, shall be maintained by the Company for each Designated Participant and shall be credited with such Restricted Share Units as are granted to the Designated Participant under Section 4.1 and such dividend equivalent Restricted Share Units as are awarded to the Designated Participant in respect of such Restricted Share Units under Section 5.2.

5.2.	Dividend Equivalent Restricted Share Units
Whenever cash dividends are paid on the Shares, additional Restricted Share Units will be credited to a Designated Participant's Restricted Share Unit Account in accordance with this Section 5.2. The number of such additional Restricted Share Units to be so credited will be calculated by dividing (a) the cash dividends that would have been paid to such Designated Participant if the Restricted Share Units recorded in the Designated Participant's Restricted Share Unit Account as at the record date for the dividend had been Shares by (b) the Market Value on the Trading Day immediately preceding the date on which the Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Restricted Share Units. No fractional Restricted Share Units will thereby be created.

5.3.	Cancellation of Restricted Share Units that Fail to Vest or Are Redeemed
Restricted Share Units that fail to vest in accordance with Article 6 of the Plan, or that are redeemed in accordance with Article 7 of the Plan, shall be cancelled and shall cease to be recorded in the Restricted Share Unit Account of the relevant Designated Participant as of the date on which such Restricted Share Units are forfeited or redeemed, as the case may be, and the Designated Participant will have no further right, title or interest in or to such Restricted Share Units.

ARTICLE 6
VESTING OF RESTRICTED SHARE UNITS

6.1.	Vesting During Continued Employment
Subject to the remaining provisions of this Section 6 and Article 8, Restricted Share Units granted to a Designated Participant under Section 4.1, and dividend equivalent Restricted Share Units awarded to the Designated Participant in respect of such Restricted Share Units under Section 5.2, shall vest on the Vesting Dates in accordance with the provisions of Section 4.2 and this Article 6 provided the Designated Participant remains in continuous employment with the Company or a Related Entity of the Company on the applicable Vesting Date.

6.2.	Effect of Termination of Employment

(a)
General. Unless otherwise determined by the Committee, in the event of a Designated Participant’s termination of employment for any reason, his unvested Restricted Share Units and any dividend equivalent Restricted Share Units awarded in respect of such unvested Restricted Share Units shall be forfeited and cancelled and cease to be recorded in the Restricted Share Unit Account of the relevant Designated Participant as of the Termination Date, and the Designated Participant will have no further right, title or interest in or to such Restricted Share Units.

(b)
Death, Retirement, or Disability. If a Designated Participant dies, retires, or suffers a Disability prior to a Vesting Date, the Committee shall have the discretion to determine that any or all of the unvested Restricted Share Units granted to the Designated Participant under Section 4.1, and any or all of the dividend equivalent Restricted Share Units awarded to the Designated Participant in respect of such unvested Restricted Share Units under Section 5.2, may become vested as of the Designated Participant’s Termination Date, in which case such Termination Date will be the Vesting Date.

ARTICLE 7
REDEMPTION OF RESTRICTED SHARE UNITS

7.1.	Redemption of Vested Restricted Share Units

(c)	General. Except as provided in Section 7.1(b), on the Redemption Date for each Vested Restricted Share Unit, the Company shall redeem all such Vested Restricted Share Units by:

(i)	subject to Section 14.5(a), paying to the relevant Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the Vesting Date; or

(ii)
subject to Section 14.5(b), purchasing the number of Shares equal to the number of such Vested Restricted Share Units as of the Vesting Date on the open market for delivery to the relevant Designated Participant.

Whether a Vested Restricted Share Unit is redeemed in accordance with Sections 7.1(a)(i) or 7.1(a)(ii) shall be at the sole discretion of the Company.

(d)
Forfeiture upon Termination for Cause. If the Designated Participant’s employment with the Company or a Related Entity of the Company is terminated for Cause prior to the Redemption Date, for any Vested Restricted Share Units, those Vested Restricted Share Units shall not be redeemed on the Redemption Date but shall instead be forfeited and cancelled and cease to be recorded in the Restricted Share Unit Account of the relevant Designated Participant as of the Termination Date, and the Designated Participant will have no further right, title or interest in or to such Restricted Share Units.

7.2.	No Interest
For greater certainty, no interest shall be payable to Designated Participants in respect of any amount payable under the Plan.
ARTICLE 8
Change of Control Vesting and Redemption

8.1.	Change of Control
Notwithstanding any other provision of the Plan, in the event of a Change of Control, the following provisions shall apply:

(a)
in the event of a Change of Control where the person or persons that acquire control (the “Acquiror”), an Affiliate thereof or the successor to the Company agrees to assume all of the obligations of the Company under the Plan and the Committee determines that such assumption is consistent with the objectives of the Plan, the Plan and all outstanding Restricted Share Units will continue on the same terms and conditions, subject to Section 8.1 (b), except that, if applicable, the terms and conditions of Restricted Share Units may be adjusted to reflect reference to shares of the Acquiror or an Affiliate thereof;

(b)
in the event of a Change of Control where the Plan is continued pursuant to Section 8.1(a) and the employment of a Designated Participant thereafter terminates for any reason other than resignation without Good Reason or termination for Cause, all unvested Restricted Share Units held by such Designated Participant shall immediately be deemed to be Vested Restricted Share Units as of the Termination Date and the Company shall redeem such Vested Restricted Share Units on the Redemption Date by paying to such Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the Termination Date; and

(c)
in the event of a Change of Control where the Acquiror or an Affiliate thereof or the successor to the Company does not agree to assume all of the obligations of the Company under the Plan, or the Committee determines that such assumption is not consistent with the objectives of the Plan, all unvested Restricted Share Units held by each Designated Participant shall immediately be deemed to be Vested Restricted Share Units as of the effective date of the Change of Control and the Company shall redeem such Vested Restricted Share Units on the Redemption Date by paying to each Designated Participant a cash amount equal to the Market Value of such Vested Restricted Share Units as of the effective date of the Change of Control.
Notwithstanding the foregoing provisions of this Section 8.1, the Committee may, in its sole discretion, make such determinations as it considers appropriate in the circumstances upon a Change of Control to ensure the fair treatment of Designated Participants in such circumstances in light of the objectives of the Plan, including, without limitation, with respect to the vesting periods applicable to any Restricted Share Units, the amounts to be paid to Designated Participants on the redemption of any Restricted Share Units and/or the termination of the Plan (and, for greater certainty, such determinations may result in different vesting, redemption or payment terms than would result from the operation of Sections 8.1(a), (b) and (c) without such determinations).

8.2.	Final Payment
Notwithstanding any other provision of the Plan, every payment required to be made under the Plan to a Designated Participant in respect of Vested Restricted Share Units shall be made within three years after the end of the calendar year in which the Restricted Share Units were first granted to the Designated Participant under Section 4.1.
ARTICLE 9
ADJUSTMENTS

9.1.	Adjustments
In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement or other scheme of reorganization, spin-off or other distribution of the Company's assets to shareholders (other than the payment of cash dividends in the ordinary course), or any other change in the capital of the Company affecting Shares, such adjustments, if any, as the Committee in its discretion may deem appropriate to preserve proportionately the interests of Designated Participants under the Plan as a result of such change shall be made with respect to the number of Restricted Share Units outstanding under the Plan.
ARTICLE 10
CURRENCY

10.1.	Currency
Except where expressly provided otherwise, all references in the Plan to currency refer to lawful Canadian currency.

ARTICLE 11
AMENDMENT OR DISCONTINUANCE OF THE PLAN

11.1.	Amendment or Discontinuance at Committee Discretion
The Committee may, in its sole discretion, at any time, amend (prospectively or retrospectively), suspend or discontinue the Plan, and amend (prospectively or retrospectively) any Restricted Share Units granted under the Plan provided that no action shall be taken with respect to granted Restricted Share Units without the consent of the relevant Designated Participants unless the Committee determines that such action does not materially adversely affect such Restricted Share Units. Without limiting the foregoing, the Committee is specifically authorized, in its sole discretion, to amend the terms of the Plan, and the terms of any Restricted Share Units granted under the Plan, to:

(a)	amend the vesting provisions;

(b)	amend the eligibility requirements of Designated Participants which would have the potential of broadening or increasing participation in the Plan;

(c)	make other amendments of a grammatical, typographical or administrative nature or to comply with the requirements of Applicable Law; and

(d)
with respect to any U.S. Participant, notwithstanding any contrary provision in the Plan or a written acknowledgement of the Designated Participant’s Restricted Share Unit award, if any provision of the Plan or such written acknowledgment contravenes any regulations or guidance promulgated under Section 409A or would cause the redemption of the Restricted Share Unit to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, such provision of the Plan or written acknowledgement may be modified by the Committee without consent of the Designated Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

ARTICLE 12
ASSIGNMENT AND TRANSFERABILITY

12.1.	Assignability and Transfer Restrictions
The Plan shall enure to the benefit of and be binding upon the Company and its Related Entities and their respective successors and assigns. The interest of any Designated Participant under the Plan or in any Restricted Share Units shall not be assignable, transferable or negotiable (whether by operation of law or otherwise) and may not be assigned or transferred other than by will or the laws of descent and distribution.

ARTICLE 13
NO SHARES OR SHAREHOLDER RIGHTS

13.1.	No Rights to Shares
No Shares or fractional interests therein are issuable under or in connection with the Plan. Restricted Share Units are not Shares and the grant of Restricted Share Units will not entitle a Designated Participant to any shareholder rights, including, without limitation, voting or dividend rights or rights on any liquidation of the Company.
ARTICLE 14
ADMINISTRATION

14.1.	Committee
Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

14.2.	Compliance with Laws and Policies
Each Designated Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Designated Participant will, at all times, act in strict compliance with Applicable Law and all policies of the Company applicable to the Designated Participant in connection with the Plan and provide to the Company all information and undertakings as may be required to permit compliance with Applicable Law and such policies. Such Applicable Law and policies shall include, without limitation, those governing “insiders” of “reporting issuers” as those terms are construed for the purposes of applicable securities laws.

14.3.	Delegation
The Committee may delegate to any director, committee of directors, officer or employee of the Company such duties and powers relating to the Plan as it may see fit.

14.4.	Subject to Law
The Company's granting of any Restricted Share Units and its obligation to make any payments in respect thereof are subject to compliance with Applicable Law.

14.5.	Withholdings

(a)
With respect to the redemption of Vested Restricted Share Units pursuant to Section 7.1(a)(i), the Company or a Related Entity of the Company, as applicable, may withhold or cause to be withheld from any amount payable to a Designated Participant or his estate, either under the Plan or otherwise, such amount as may be necessary so as to ensure that the Company or the Related Entity of the Company, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions.

(b)
With respect to the redemption of Vested Restricted Share Units pursuant to Section 7.1(a)(ii), the Designated Participant or his estate may elect to satisfy the withholding of tax or other required deductions by any of the following methods so as to ensure that the Company or the Related Entity of the Company, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions:

(i)
the tendering by the Designated Participant of a bank draft, certified cheque, personal cheque or other manner acceptable to the Committee in an amount equal to the withholding tax or other required deductions; or

(ii)
the withholding by the Company or a Related Entity of the Company, as applicable, an amount from such Vested Restricted Share Units having an aggregate Market Value equal to the withholding of taxes or other required deductions, upon which the Company shall then purchase Shares equal to the number of the remaining Vested Restricted Share Units as of the Vesting Date.

Each Designated Participant or his estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Designated Participant in connection with the Plan (including any taxes and penalties under Section 409A or any applicable law), and neither the Company nor any Related Entity of the Company shall have any obligation to indemnify or otherwise hold such Designated Participant or the Designated Participant's estate harmless from any or all of such taxes or penalties.

14.6.	No Employment or Additional Rights
Nothing herein contained shall be deemed to give any person the right to the continuation of employment by the Company or a Related Entity of the Company or interfere in any way with the right of the Company or a Related Entity of the Company to terminate such employment at any time or to increase or decrease the compensation of such person. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

14.7.	Administration Costs
The Company will be responsible for all costs relating to the administration of the Plan.

14.8.	No Obligation to Fund or Secure
Unless otherwise determined by the Committee, the Plan, including any right of a Designated Participant hereunder, shall remain an unfunded and unsecured obligation of the Company and any applicable Related Entities of the Company. Neither the establishment of the Plan nor the grant of Restricted Share Units (or any action taken in connection therewith) shall be deemed to create a trust.

14.9.	Rules for Administration and Interpretation

The Committee may establish rules and regulations relating to the administration, application and interpretation of the Plan and may amend and rescind such rules and regulations from time to time. The Committee shall have the authority to decide conclusively all matters relating to the administration, application and interpretation of the Plan and all such decisions shall be binding on all parties concerned, including, without limitation, the Company and its Related Entities and Designated Participants and their respective Beneficiaries.

14.10.	Section 409A

(a)
Payments contemplated with respect to the Restricted Share Units granted to U.S. Participants are intended to comply with the short-term deferral exemption under Section 409A. Notwithstanding the forgoing or any provisions of the Plan to the contrary, if the Company determines that such exemption is not applicable to the Restricted Share Units, or any provision of the Plan or the written acknowledgment to such U.S. Participant contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without any Designated Participant’s consent, modify such provision and any appropriate policies and procedures, including amendments and policies with retroactive effect, and take such other actions as the Committee determines necessary or appropriate (x) to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, and/or (y) preserve, to the maximum extent practicable, the intended tax treatment of the benefits provided by the Plan and Restricted Share Units hereunder without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 15.10(a) does not create an obligation on the part of the Company to modify the Plan and does not guarantee that Restricted Share Units will not be subject to taxes, interest and penalties under Section 409A.

(b)
If a U.S. Participant becomes entitled to receive payment in respect of any Restricted Share Units as a result of his or her “separation from service” (within the meaning of Section 409A), and the U.S. Participant is a “specified employee” (within the meaning of Section 409A) at the time of his or her separation from service, and the Committee makes a good faith determination that (i) all or a portion of the Restricted Share Units constitute “deferred compensation” (within the meaning of Section 409A) and (ii) any such deferred compensation that would otherwise be payable during the six-month period following such separation from service is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then payment of such “deferred compensation” shall not be made to the U.S. Participant before the date which is six months after the date of his or her separation from service (and shall be paid in a single lump sum, without interest, on the first day of the seventh month following the date of such separation from service) or, if earlier, the U.S. Participant’s date of death. In such event, the lump sum payment shall be equal to the number of Restricted Share Units credited to the U.S. Participant’s Performance Share Unit Account multiplied by the Market Value as of the expiration of such six-month period or the date of death.

14.11.	No Salary Deferral Arrangement
Notwithstanding any other provision of the Plan, it is intended that the Plan and Restricted Share Units thereunder not be considered “salary deferral arrangements” under the Income Tax Act (Canada) and the Plan shall be administered in accordance with such intention. Without limiting the generality of the foregoing, the Committee may make such amendments to the terms of outstanding Restricted Share Units (including, without limitation, changing the Vesting Dates and Redemption Dates thereof) as may be necessary or desirable, in the sole discretion of the Committee, so that the Plan and Restricted Share Units outstanding thereunder are not considered “salary deferral arrangements”.

APPENDIX A
TO THE SILVER STANDARD RESOURCES INC.
RESTRICTED SHARE UNIT PLAN

DEFINITION OF “GOOD REASON” FOR U.S. PARTICIPANTS
“Good Reason,” for U.S. Participants, will arise within 12 months following a Change of Control where the Designated Participant was induced by the actions of the employer to resign or terminate his employment other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Designated Participant’s written consent, such resignation to be effective only if the Designated Participant has provided 30 days’ written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within such 10 day period, and the Designated Participant’s separation from service occurs no later than 90 days following the initial existence of the event cited in the Designated Participant’s notice:

(i)
a material diminution in the Designated Participant’s authority, duties, or responsibilities other than as a result of the Designated Participant’s physical or mental incapacity which impairs the Designated Participant’s ability to materially perform the Designated Participant’s duties or responsibilities as confirmed by a physician;

(ii)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Designated Participant is required to report, including a requirement that a service provider report to a corporate officer or employee instead of reporting directly to the Board;

(iii)	a material reduction by the employer of the base salary of the Designated Participant;

(iv)	the relocation by the employer of the Designated Participant’s principal office by more than 50 miles from the location where the Designated Participant worked when the Change of Control occurred; or

(v)	any other action or inaction that constitutes a material breach by the Company or a Related Entity of the Company of the Designated Participant’s written employment agreement, if any.